UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                  FORM 8-K/A

                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                         Date of Event: March 24, 2003

                             WPB FINANCIERS, LTD.
            (Exact name of registrant as specified in its charter)

          Delaware                000-49935                    06-1638637
(State or other jurisdiction     (Commission                 (IRS Employer
     of incorporation)           File Number)              Identification No.)

               8723 Cambie Street, Vancouver, BC Canada V6P 3J9
              (Address of Principal Executive Office) (Zip Code)

                                 604-868-0981
                        (Registrant's telephone number)

              2000 Hamilton Street, #520, Philadelphia, PA 19130
         (Former name or former address, if changed since last report)


ITEM 1. CHANGES IN CONTROL OF REGISTRANT

(a) On March 24, 2003, there was a change of control of WPB Financiers, Ltd. (the "Company"). The change of control occurred as a result of closing under a Stock Purchase Agreement (the "Agreement"), dated March 24, 2003, by and among the Company, Enviromat Industries Co. Ltd., a Delaware corporation, as "Buyer" and a major shareholder of the Company, as Seller. A copy of the Stock Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K, and is incorporated in its entirety herein. The foregoing description is modified by such references. Under the terms of the Agreement, the Buyer purchased a total of 7,828,000 shares, representing 95% of the issued and outstanding common stock of the Company, for a total purchase price of US$38,000, or approximately $0.00485 per share. The purchase price was payable $25,000 in cash at or prior to closing, and $10,000 through execution of a cognovit promissory note. The funds used for completion of the purchase transaction were provided by the working capital funds of Enviromat Industries Co. Ltd.

Enviromat Industries Co. Ltd. purchased the shares of the Company in anticipation of the subsequent completion of a share exchange transaction in which EFM Enterprises, Ltd., a Nevada wholly owned subsidiary of Enviromat Industries Co. Ltd., would become a wholly owned subsidiary of the Company. The proposed form of Agreement for Share Exchange is filed as an exhibit to this Current Report on Form 8-K. Following completion of the proposed share exchange transaction, it is anticipated that the 7,828,000 shares of the Company purchased by Enviromat Industries Co. Ltd., will be surrendered for cancellation and will, thereafter, no longer be part of the Company's issued and outstanding common stock. After completion of the share exchange transaction, it is also anticipated that the Company will change its name to EFM International Holdings, Ltd.

Prior to closing under the Agreement, Michael Tay was the sole officer and director of the Company. In conjunction with closing under the Agreement, the Board of Directors of the Company nominated Mr. Christopher C. Chang to the Board of Directors and all former officers and directors resigned. Mr. Chang was then named President, CEO, Secretary and Treasurer of the Company.

The following table sets forth the name of the selling shareholder, the number of shares sold under the Stock Purchase Agreement, and the number and percentage of shares owned following closing under the Stock Purchase Agreement.

                        Number of Shares   Number of Shares
Name and Address              Sold        Beneficially Owned  Percent of Class
----------------------  ----------------  ------------------  ----------------
Michael Tay                7,828,000            412,000              5%
2000 Hamilton St. #520
Philadelphia, PA 19130

The following table sets forth, as of the date of completion of closing under the Stock Purchase Agreement the beneficial ownership of the Company's Common Stock. The table lists the name and address, the number of shares beneficially owned, and the percentage of ownership of: (i) each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each Director and Executive Officer, and (iii) all Directors and Executive Officer(s) of the Company as a group.

                                       Number of Shares
Name and Address                      Beneficially Owned     Percent of Class
---------------------------------     ------------------     ----------------
Enviromat Industries Co. Ltd. (1)          7,828,000                95%
8723 Cambie Street, Vancouver,
BC Canada V6P 3J9

Christopher C. Chang (2)                   7,828,000                95%
President, Chief Executive
Officer, Secretary, Treasurer
and Director
8723 Cambie Street, Vancouver,
BC Canada V6P 3J9

All Executive Officers and                 7,828,000                95%
Directors as a Group (1 Person)

---------------------------------
   (1) Mr. Chang is the controlling shareholder and sole director and officer of Enviromat Industries Co. Ltd., a Delaware corporation.
   (2) As the controlling shareholder, sole director and officer of Enviromat Industries Co. Ltd., Mr. Chang is deemed to be the beneficial owner of the Common Stock of the Company owned by Enviromat Industries Co. Ltd.

CHANGE IN OFFICERS

In addition to the change in voting control of the Company, there was also a change in the identity of the Company's officers as a result of closing under the Stock Purchase Agreement. The previous officers of the Company resigned and the following persons were appointed as their successors:

Name                  Age   Position
--------------------  ---   -------------------------------------------------
Christopher C. Chang  28    President, CEO, Secretary, Treasurer and Director

CHRISTOPHER C. CHANG is the Chairman of the Board, Chief Executive
Officer, President and Director of Enviromat Industries Co. Ltd., a Delaware corporation and has served in this capacity since September 2002. He is also the sole officer and director of EFM Enterprises, Ltd., a Nevada corporation. He also served as Chief Operating Officer of Green Great Ltd. since its inception in 1991. Mr. Chang has also served as Vice President of Marketing and Chief Operating Officer of numerous international trading companies in the past overseeing overseas operations and heading marketing efforts. Mr. Chang has been awarded The Entrepreneurial Success Award by the Taiwan Chamber of Commerce in BC Canada and gratulation from MP of Canada.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

The following exhibits are filed as part of this Current Report on Form 8K:

2.1 Stock Purchase Agreement, dated as of March 24, 2003, by and among WPB Financiers, Ltd., Enviromat Industries Co. Ltd. as "Buyer," and Michael Tay as "Seller."

2.2 Proposed Form of Agreement for Share Exchange by and among WPB Financiers, Ltd., EFM Enterprises, Ltd., and Enviromat Industries Co. Ltd.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPB FINANCIERS, LTD.


By: /s/ Christopher C. Chang
----------------------------
Christopher C. Chang
Title: President and Chief Executive Officer
Date: March 24, 2003